Exhibit 4.1

AMENDMENT NO. 4 TO
REVOLVING CREDIT AND TERM LOAN AGREEMENT

     AGREEMENT (this “Agreement”), made as of the 30th day of April, 2008, by and between COMVEST CAPITAL LLC, a Delaware limited liability company (the “Lender”), and UNIFY CORPORATION, a Delaware corporation (the “Borrower”);

W I T N E S S E T H:

     WHEREAS, the Lender and the Borrower are parties to a Revolving Credit and Term Loan Agreement dated as of November 20, 2006, as amended by Amendment No. 1 dated as of May 4, 2007 and Amendment No. 3 dated March 3, 2008 and by a letter agreement dated January 25, 2008 (collectively, the “Loan Agreement”), the terms and conditions of which are hereby incorporated herein by reference; and

     WHEREAS, on the Closing Date, the Lender granted participations to affiliates of Special Situations Fund (collectively, the “Participants”) in respect of 40% of the Revolving Credit Commitment and 40% of the Term Loans; and by reason thereof, the Borrower issued directly to such Participants an aggregate of 40% of the total Warrants; and

     WHEREAS, pursuant to the aforesaid participations, the Lender agreed with the Participants that the Lender would not, without the consent of the subject Participant, exercise conversion rights under any Term Notes with respect to the portion thereof representing the Participant's share of such Term Note; and

     WHEREAS, the Lender has exercised its conversion rights with respect to substantially all of its share of the Term Loans, but the Participants have not done so; and the Participants have requested that the Lender enter into certain additional amendments to the Term Loans as set forth herein and the Borrower is willing to enter into such amendments.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree, effective on and as of the date hereof, as follows:

     1. Definitions. Except as otherwise defined herein, all capitalized terms used in this Agreement have the respective meanings ascribed to them in the Loan Agreement.

     2. Interest Rate under the Term Notes. Effective from and after May 1, 2008, each of the Term Notes is hereby amended so as to provide for a fixed per annum interest rate of five (5%) percent; provided, however, that, during the continuance of any Event of Default, the interest rate otherwise applicable under such Term Note shall be increased by 400 basis points. A photocopy of this Agreement may be attached to each Term Note as an amendment to such Term Note.

     3. Principal Payment Obligations. The Maker’s requirement to pay the monthly principal payments for Tranche 2 and Tranche 3 Notes for the months of May 2008 through and including May 2009 (the “Suspension Period”) is hereby suspended provided, however, that such suspension shall not relieve Maker of the obligation to pay interest when due on the Notes from time to time during the Suspension Period. Principal payments not made during the Suspension Period shall be added to the amount otherwise due from Maker at maturity of each Note. The remaining principal balance as of the date hereof for the Tranche 2 and Tranche 3 Notes is $1,042,901.16 and $356,867.86, respectively. The Tranche 1 Note principal balance is $0.00.

     4. No Novation. The Borrower hereby confirms the ongoing validity of all of the Obligations outstanding on the date hereof, and further acknowledges, confirms and agrees that none of the amendments effected by this Agreement constitutes or shall constitute a novation of any of the Obligations. The Borrower hereby reaffirms all of its representations and warranties in the Agreement and the other Loan Documents on and as of the date hereof, as if expressly made on and as of the date hereof, and hereby further reaffirms the validity of all of the liens and security interests heretofore granted to the Lender as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remain collateral for the Obligations.

     5. Ongoing Force and Effect. Except as and to the extent expressly provided in this Agreement, all covenants, terms and conditions of the Loan Documents, as previously amended, shall remain unchanged and in full force and effect. All references to the Loan Agreement contained in the Loan Documents shall hereafter mean and refer to the Loan Agreement as amended by this Agreement.

     6. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except by means of a written agreement signed by the party to be charged therewith, and then only in the specific instance and for the specific purpose stated therein.

          (c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall have no right to assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

          (d) The paragraph headings in this Agreement are included for convenience of reference only, and shall not affect the construction or interpretation of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

(signatures continued on next page)

The undersigned, being all of the Participants hereinabove described, hereby consent to and confirm the statements and amendments set forth in the foregoing Agreement.